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                                                                       Exhibit 5




                                 August 12, 1996

Isomedix Inc.
11 Apollo Drive
Whippany, New Jersey 07981

Dear Sirs:

                  We have acted as counsel for Isomedix Inc., a Delaware corporation (the "Company"), in connection with the registration statement on Form S-8 being filed by the Company under the Securities Act of 1933, as amended, with respect to 350,000 shares (the "Shares") of the Company's common stock, $.01 par value, which have been or are to be offered by the Company to employees, officers, directors and consultants of, and other individuals providing services to, the Company and its Subsidiaries pursuant to the Company's 1996 Long Term Incentive Plan (the "Plan").

                  In connection with such registration statement, we have examined such records and documents and such questions of law as we have deemed appropriate for purposes of this opinion. On the basis of such examination, we advise you that, in our opinion, the Shares have been duly and validly authorized and, when issued and paid for in accordance with the terms of the Plan and stock options duly granted thereunder, will be validly issued, fully paid and non-assessable.

                  We hereby consent to the filing of this opinion as an exhibit to the aforesaid registration statement.

                                               Very truly yours,

                                               HAYTHE & CURLEY